Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of November 6, 2012 (the “Agreement”), is made by and between Tower Group, Inc., a Delaware corporation (the “Company”), and Elliot S. Orol (the “Executive”).

WITNESSETH THAT

WHEREAS, the Executive and the Company are the parties to that certain Employment Agreement, dated as of December 1, 2008 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company wish to amend the Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1. Section 6 of the Employment Agreement is hereby amended to read in its entirety as follows:

“Certain Tax Consequences.

(a) Notwithstanding any other provisions of this Agreement, if any of the benefits and payments provided under this Agreement, either alone or together with other benefits and payments which the Executive has the right to receive either directly or indirectly from the Company or any of its Affiliates, would constitute an excess parachute payment (the “Excess Payment”) under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive hereby agrees that the benefits and payments provided under this Agreement shall be reduced (but not below zero) by the amount necessary to prevent any such benefits and payments to the Executive from constituting an Excess Payment; provided, however, that such reduction shall be made only if, by reason of such reduction, the Executive’s net after-tax economic benefit shall exceed the net after-tax economic benefit to the Executive if such reduction were not made.

(b) All determinations required to be made under clause (a) of this Section 6, and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used for auditing purposes by the Company immediately prior to the date of termination or, if the parties determine that the certified public accounting firm used for auditing purposes by the Company immediately prior to the date of termination cannot make such determination because of legal restrictions, the parties shall agree on a different certified public accounting firm (such certified public accounting firm is hereinafter referred to as the “Accounting Firm”), which shall promptly provide detailed supporting calculations both to the Company and the Executive. The Company shall pay all fees and expenses of the Accounting Firm.”

2. Except as expressly amended above, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed, all as of the day and year first above written.

TOWER GROUP, INC.

By:	/s/ William E. Hitselberger
Title:	Executive Vice President and Chief Financial Officer

ELLIOT S. OROL

/s/ Elliot S. Orol

2